EXHIBIT 99.2
PLATO Learning, Inc
Fiscal Year 2006 Q3 Financial Release
Conference Call
August 31, 2006
OPERATOR INTRODUCTION
MIKE MORACHE
Good afternoon. Thank you for joining us today for our regularly scheduled quarterly conference call. With me today is Larry Betterley, our Senior Vice President and Chief Financial Officer.
I will make a few opening remarks, Larry will comment on the financial results, and then I will make some concluding comments. We will then take your questions.
Before we start, Larry will preface our remarks with a safe harbor statement. Larry.
LARRY BETTERLEY
This announcement includes forward-looking statements. We have based these statements on our current expectations and projections about future events. Although we believe that the assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that the assumptions and expectations will prove to have been correct.

These statements are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2005. Actual results may differ materially from anticipated results.
The content of our call contains time-sensitive information that is accurate only as of today, August 31, 2006. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
This call is the property of PLATO Learning, Inc. Any re-distribution, or rebroadcast of this call in any form without the express written consent of PLATO Learning is prohibited. Mike.
MIKE MORACHE
Thanks Larry.
In our second quarter 2006 conference call I discussed two factors that were affecting our financial results. The first being the productivity of our substantially new sales force and the second being our strategic transition from perpetual license to subscription based products. At that time I indicated that sales productivity should grow substantially in the second half of the year and that the trend toward subscription products would continue. Both of these events have occurred and are reflected in our financial results for third quarter 2006. Our strategic move to subscription products benefits our customers by reducing their initial investment requirements and providing them the best possible product performance by running in our hosted environment, which is expandable and scalable to their needs and optimized for our products.

It also significantly benefits us by reducing the number of technology platforms required for product development and maintenance, reducing the volume and complexity of technical customer support, and creating a lower cost and more efficient sales process for renewal and follow-on sales.
Total U.S. orders booked in the quarter were $34.4 million, which is a 114% increase from the second quarter of this year. It also is a 6% increase from orders booked in third quarter of last year, reflecting the continuing improvement in the productivity of our sales organization.
The mix of orders continued to shift from perpetual license fees, which are recognized as revenue at the time they are delivered, to subscription products, which are recognized as revenue over the subscription period. The shift, which was at a greater rate than we anticipated, resulted in a decline in total revenues of 25% in the quarter from last year to $23.5 million, even though total orders grew. Had the order mix remained consistent with last year, total revenue for the third quarter would have been comparable to 2005 and net earnings would have been $3.0 million, or $0.13 per share. The order mix affected year-to-date revenues as well, which declined 24% from last year to $66.9 million. Total orders year-to-date declined 11% to $66.7 million, due to the ramp up of the new sales force in the first half of the year, which also affected year-to-date revenues.
Costs remained under control as the quarter’s net loss increase of $1.7 million was $6.1 million less than the decline in revenue of $7.8 million, excluding restructuring and other charges. Year-to-date cost controls are even more evident with a Net Loss, excluding restructuring and other charges, similar to 2005, even though revenues declined $21.2 million.

As expected, the increased orders for the quarter and shift toward subscription products favorably affected deferred revenues, which grew to $39.1 million, a 35% increase from the balance at the end of second quarter. Cash and marketable securities also remained strong at $31.7 million, due to increased orders and lower than expected product development spending as a result of increased development productivity. I will talk more about our progress in product development after Larry provides further financial details of the quarter. Larry.
LARRY BETTERLEY
Thank you Mike.
Orders:
The mix of the total U.S. orders booked in the quarter of $34.4 million was 38% perpetual license fees and 32% subscription products. This is a significant change from last year’s third quarter order mix of 53% perpetual license fees and 16% subscription. The year-to-date mix was 43% perpetual and 24% subscription, compared to 56% perpetual and 14% subscription last year. Service orders were between 30% and 33% of total orders in all periods. The acceleration of the mix change occurred primarily in third quarter, resulting in less of a change year-to-date compared to last year.
Revenues:
License fee revenue for the quarter declined 37% to $11.7 million, primarily due to the change in order mix. Subscription revenue was flat with last year, as the recent increase in subscription orders was backend loaded in the quarter and much of it was related to our new PLE product offering, which was not introduced until quarter-end.

This resulted in recognition of revenue for only a small portion of the subscription orders for the quarter, with the remainder being deferred to future periods. Service revenue decreased 10% for the quarter to $7.4 million, primarily in professional development services, as a result of the low order volume in the first half of this year. The year-to-date decline in total revenue of 24% was driven by similar factors as those affecting the quarter and was additionally affected by the lower order volume in the first half of the year and by discontinuance of our Supplemental Educational Services offering this year.
Our deferred revenue balance grew 35% from the end of the second quarter this year to $39.1 million, which is less than 7% below the balance at the end of third quarter last year. This reflects the increase in orders booked and the shift in order mix to more subscription products. The mix of the deferred revenue balance is 50% service, 43% subscription and 7% license fees. The long-term portion of deferred revenue is $7.4 million and represents amounts that will be recorded as revenue in periods greater than 12 months beyond July 31, 2006.
Gross Profit:
The overall gross profit margin for the quarter was 58% versus 61% last year. The decline was primarily driven by lower revenue. License fee gross profit margin for the quarter was 65%, versus 74% in third quarter 2005. This decline is due to lower license fee revenue, which has very low variable cost, and was partially offset by cost and price discounting controls, and reduced amortization expense as a result of asset impairment charges taken in fourth quarter last year.

Subscription gross profit margin was 65% versus 60% in 2005, and was affected by many of the favorable factors discussed related to license fees, and by the timing of amortization expense and lower royalty expenses.
With the release of our new subscription products in July and additional purchased product development, amortization expenses will increase in fourth quarter lowering subscription margins for the year to be between 45% to 50%.
Service gross margin for the quarter improved to 44% from 32% last year, driven by higher productivity of service employees, cost reductions, and higher software support fee revenue, which has low incremental cost.
Gross margins year-to-date were also affected by the factors described for the quarter; however, their effect fully offset the decline in revenue, resulting in an overall gross margin of 56%, which is the same as 2005.
Operating Expenses:
Our total operating expenses in the third quarter were $15.7 million. This is a 17% reduction from last year’s operating expenses, excluding restructuring and other charges. The reduction reflects the effect of cost reduction activities, primarily in SG&A, and lower commission and bad debt expenses due to lower revenue. Bad debt expense also declined due to improvements in collections and the aging of accounts receivable.
Year-to-date operating expenses, excluding restructuring and other charges, declined 18% from 2005, for reasons similar to those of the quarter. With the implementation of FAS 123R in 2006, operating expenses include stock based compensation of $220,000 for the quarter and $1.0 million year-to-date that were not incurred in the 2005 periods.
Restructuring and other expenses in 2006 of $360,000 year-to-date represent a few further headcount reductions and expenses associated with downsizing of the U.K. operation in 2005 that could not be accrued at that time.
Excluding restructuring and other charges in all periods, net loss was $1.8 million for the quarter, or $0.07 per share, compared to a net loss of $111,000, or $0.00 per share last year, as much of the revenue decline was offset by cost reductions. The year-to-date net loss declined to $10.5 million, or $0.44 per share, compared to a net loss of $10.7 million, or $0.46 per share, as cost savings more than offset the revenue decline.
Balance Sheet and Cash Flow:
Cash and marketable securities were $31.7 million at July 31, 2006, down 18% from the same time last year, affected by lower orders year-to-date, a lower receivable balance at the beginning of 2006 versus 2005, and higher product development spending, partially offset by improvements in days sales outstanding. EBITDA, adjusted for impairment, restructuring and other charges, and stock-based compensation expense, remained positive at $2.0 million for the quarter, $1.0 million year-to-date, and $7.6 million over the trailing 12 month period.
Cash used in operating activities was $0.6 million year-to-date, as the favorable effect of depreciation and amortization offset the net loss and increase in non-cash working capital. Our receivable days sales outstanding, measured using orders versus revenue, was 56 days on a trailing three month basis, showing significant improvement from 79 days at the end of the third quarter of last year.
Total year-to-date capitalized internal product development costs were $10.7 million, which is $2.8 million greater than last year, but less than expected due to significant productivity gains by our development group. Due to this, we do not expect to reach our prior total spending guidance for product development of $25.0 million for the year, including both expensed and internal capitalized expenditures. Total spending should continue to grow; however, as we aggressively pursue our new product strategy. We also spent $3.0 million year-to-date in purchased product development costs from renegotiation of a license agreement, $1.0 million of which was paid in third quarter.
This concludes my formal remarks. I’ll turn it back to Mike now for his further comments.
MIKE MORACHE
Thank you Larry.
In the third quarter we had three significant product releases. We introduced Straight Curve Mathematics for grades 3-5, the first product in our new Straight Curve product line. Straight Curve is aimed at on-grade-level and advanced instruction that is teacher directed in the classroom to supplement textbook coverage of concepts that are most difficult for teachers to teach and students to learn. Straight Curve Mathematics provides in-depth lessons for grades 3-5 in complex areas, including fractions, decimals, measurement, probability, and problem solving.

The second major product release was the expansion of our PLATO Courses product line for middle school learners, additional subjects for high school students, and course management and reporting options for administrators and teachers. PLATO Courses provide a rigorous, whole-course solution for granting credit in an online, alternative learning environment. These self paced, semester-long courses allow students to rapidly complete courses, recover credits and graduate. They include teacher support materials, course editing and customization capabilities, and multiple reporting options. This latest release adds two semesters of English 7, English 8, Life Science and Chemistry to our existing portfolio of Algebra 1 & 2, English 9 & 10, Biology, Physical Science, Geography and American History 1.
PLATO Courses and Straight Curve Mathematics are available on the third major product release of the quarter, our new PLATO Learning Environment, or PLE. PLE integrates key aspects of the educational process including managing and delivering online courses and instructional content, assessing student progress and prescribing individualized instruction, managing national and state standards, and reporting and analyzing data. PLE offers a simple-to-use interface where teachers will find tools they need to reduce preparation time and increase their time for teaching. At the end of third quarter, approximately 50% of our entire portfolio of content had been converted to run on PLE.
During fourth quarter and early first quarter we expect further significant product releases including expansion of Straight Curve Mathematics to grades K-6, and introduction of 10 more PLATO Courses. By the end of fourth quarter, more than 80% of our content portfolio will be available on the new PLATO Learning Environment.

Needless to say, we are extremely pleased with the progress and quality of our product development, which is second to none and is critical for our long range success.
As we look forward to the fourth quarter of 2006, we expect U.S. orders in the second half of 2006 to exceed the second half of 2005 and orders in the fourth quarter to exceed the fourth quarter 2005 amount of $33.1 million. Also, the shift in order mix to subscription products from perpetual license products will continue at an accelerated rate. Service revenue is expected to decline as a result of low orders during the first half of the year. In aggregate, we expect an increase in cash and marketable securities and deferred revenue in the fourth quarter over the end of third quarter this year. Revenues for the full fiscal year are expected to decline from 2005 to a range of $91.0 million to $96.0 million. The expected net loss, excluding impairment, restructuring and other charges, of this revenue range is approximately $9.0 million to $13.0 million, compared to a loss of $8.5 million in 2005, as cost reductions will offset much of the effect of lower revenues. Actual results, however, could vary significantly from these amounts, depending on the level of orders achieved and the mix of subscription and perpetual license orders actually booked. This mix is difficult to predict as we transition toward subscription products.
As we had previously communicated, restructuring charges are expected to be less than $1.0 million this year, primarily related to actions undertaken in 2005 that could not be accrued at that time. We will continue to look for cost reduction opportunities for the remainder of the year and additional restructuring costs may be incurred as a result.

We had intended to increase our R&D spending by at least $10.0 million over 2005; however, our product development productivity gains have resulted not only in on time delivery of new products, but also lower spending. It is unlikely that the full $10.0 million development spending increase planned for this year will happen, even though we added more R&D projects than planned at the start of the year.
We have the right strategic direction for attractive revenue growth and profitability in the future. This strategy will result in a whole new product line of integrated, easy to use, comprehensive educational products that enable teachers to personalize instruction for each student in the classroom everyday. Our products are being designed not only for K-12 intervention, but also for teacher-directed, supplemental, on-grade level instruction with our recently announced Straight Curve product line, and for online learning in the post-secondary market. Our new products use the latest pedagogy and state-of-the-art technology, offered exclusively on a web-delivered, subscription basis.
We will continue to aggressively develop innovative instructional technology over the next several years to grow our share of the target markets in K-12 and Post-secondary. This strategy requires a substantial transformation of the company, but we have the focus, skills and resources to make it happen. There may be setbacks along the way, but we are beginning to show progress, and I am confident we will be successful over the long-term.
That concludes our formal remarks. We will now take any questions you may have. Operator.

Q&A
CLOSING STATEMENT
Thank you again for joining us today. We appreciate your continued support as we develop and grow the business to achieve its full potential value.
Thank you and good bye.

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